                                                                      EXHIBIT 2
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                          AGREEMENT AND PLAN OF MERGER

                          Dated as of October 5, 2001,

                                     among

                                 AQUENT, INC.,

                          JETELECTRO ACQUISITION CORP.

                                      and

                          RENAISSANCE WORLDWIDE, INC.




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

                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----
                                ARTICLE I

 The Merger..............................................................   1
    Section 1.01. The Merger............................................    1
    Section 1.02. Closing...............................................    1
    Section 1.03. Effective Time........................................    1
    Section 1.04. Effects...............................................    1
    Section 1.05. Articles of Organization and By-laws..................    2
    Section 1.06. Directors.............................................    2
    Section 1.07. Officers..............................................    2

                                ARTICLE II

 Effect on the Capital Stock of the Constituent Corporations; Exchange of
  Certificates...........................................................   2
    Section 2.01. Effect on Capital Stock...............................    2
    Section 2.02. Exchange of Certificates..............................    3

                               ARTICLE III

 Representations and Warranties of the Company...........................   5
    Section 3.01. Organization, Standing and Power......................    5
    Section 3.02. Company Subsidiaries..................................    5
    Section 3.03. Capital Structure.....................................    5
    Section 3.04. Authority; Execution and Delivery; Enforceability.....    6
    Section 3.05. No Conflicts: Consents................................    7
                         SEC Documents; Undisclosed Liabilities; Certain
    Section 3.06. Agreements............................................    8
    Section 3.07. Information Supplied..................................    9
    Section 3.08. Absence of Certain Changes or Events..................    9
    Section 3.09. Taxes.................................................   10
    Section 3.10. ERISA Compliance......................................   10
    Section 3.11. Litigation............................................   12
    Section 3.12. Compliance with Applicable Laws.......................   12
    Section 3.13. Intellectual Property.................................   12
    Section 3.14. Brokers; Fees and Expenses............................   13
    Section 3.15. Opinion of Financial Advisor..........................   13
    Section 3.16. Stock Options and Employee Stock Purchase Plan........   13
    Section 3.17. Accounts Receivable...................................   13
    Section 3.18. Properties............................................   13
    Section 3.19. Government Contracts..................................   13
    Section 3.20. Books and Records.....................................   13

                                ARTICLE IV

 Representations and Warranties of Parent and Sub........................  14
    Section 4.01. Organization, Standing and Power......................   14
    Section 4.02. Sub...................................................   14
    Section 4.03. Authority; Execution and Delivery; Enforceability.....   14
    Section 4.04. No Conflicts; Consents................................   14
    Section 4.05. Information Supplied..................................   15
    Section 4.06. Brokers...............................................   15
    Section 4.07. Financial Ability to Perform..........................   15

                                 ARTICLE V

 Covenants Relating to Conduct of Business................................  15
    Section 5.01. Conduct of Business....................................   15
    Section 5.02. No Solicitation by Company.............................   18

                                ARTICLE VI

 Additional Agreements....................................................  19
    Section 6.01. Preparation of Proxy Statement; Stockholders Meeting...   19
    Section 6.02. Access to Information; Confidentiality.................   20
    Section 6.03. Reasonable Efforts; Notification.......................   20
    Section 6.04. Benefit Plans..........................................   21
    Section 6.05. Indemnification; D&O Insurance, etc....................   21
    Section 6.06. Fees and Expenses......................................   22
    Section 6.07. Public Announcements...................................   23
    Section 6.08. Actions Respecting Commitment Letters; Financing.......   23
    Section 6.09. Rights Agreement.......................................   24
    Section 6.10. Stockholder Litigation.................................   24
    Section 6.11. Lease Termination......................................   24

                                ARTICLE VII

 Conditions Precedent.....................................................  24
    Section 7.01. Conditions to Each Party's Obligation To Effect The
                  Merger.................................................   24
    Section 7.02. Conditions Precedent to Parent's and Sub's
                  Obligations............................................   25
    Section 7.03. Conditions to Obligation of Company....................   25

                               ARTICLE VIII

 Termination, Amendment and Waiver........................................  26
    Section 8.01. Termination............................................   26
    Section 8.02. Procedure and Effect of Termination....................   27
    Section 8.03. Amendment..............................................   27
    Section 8.04. Extension; Waiver......................................   27
    Section 8.05. Procedure for Termination, Amendment, Extension or
                  Waiver.................................................   27

                                ARTICLE IX

 General Provisions.......................................................  27
    Section 9.01. Nonsurvival of Representations and Warranties..........   27
    Section 9.02. Notices................................................   28
    Section 9.03. Definitions............................................   28
    Section 9.04. Definitions Cross Reference Table......................   29
    Section 9.05. Interpretation.........................................   30
    Section 9.06. Severability...........................................   31
    Section 9.07. Counterparts...........................................   31
    Section 9.08. Entire Agreement; No Third-Party Beneficiaries.........   31
    Section 9.09. Governing Law..........................................   31
    Section 9.10. Assignment.............................................   31
    Section 9.11. Enforcement............................................   31
    Section 9.12. Consents...............................................   31
    Section 9.13. Headings...............................................   32
    Section 9.14. Parent Guarantee.......................................   32

Exhibit A--Articles of Organization of Surviving Corporation
Company Disclosure Schedule
Buyer Disclosure Schedule
Schedule 5.01(a)(ix)--Prohibited Capital Expenditures
Schedule 6.08--Permitted Actions of Parent

   AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 5, 2001, among Aquent, Inc., a Massachusetts corporation ("Parent"), JetElectro Acquisition Corp., a Massachusetts corporation ("Sub") and a wholly owned Subsidiary (as defined in Section 9.03) of Parent, and Renaissance Worldwide, Inc., a Massachusetts corporation (the "Company").

   WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

   WHEREAS a special committee of the Board of Directors of the Company comprised of the Company's independent directors (the "Special Committee") has unanimously approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

   WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger (the "Merger") of Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby, subject to the exceptions set forth below, each issued share of Common Stock, no par value per share, of the Company ("Company Common Stock") shall be converted into the right to receive cash consideration as specified below;

   WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

   NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                   The Merger

   Section 1.01. The Merger. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Massachusetts Business Corporation Law (the "BCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises of the Company and Sub, and the Surviving Corporation shall by operation of law become liable for all of the debts, liabilities and duties of the Company and Sub. The name of the Surviving Corporation shall continue to be Renaissance Worldwide, Inc. and the purpose thereof shall be as set forth in Section 2 of the Articles of Organization of the Surviving Corporation.

   Section 1.02. Closing. The closing (the "Closing") of the Merger shall take place at the offices of Hale and Dorr LLP in Waltham, MA at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by the appropriate parties) of the conditions set forth in Article VII, or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

   Section 1.03. Effective Time. Prior to the Closing, Parent shall prepare and give the Company and its counsel the opportunity to review, and on the Closing Date or as soon as practicable thereafter Parent shall file with the Secretary of State of The Commonwealth of Massachusetts, articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the BCL and shall make all other filings or recordings required under the BCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

   Section 1.04. Effects. The Merger shall have the effects set forth in
Section 80 of the BCL.

   Section 1.05. Articles of Organization and By-laws.

     (a) The Articles of Organization of the Company shall be amended and restated at the Effective Time to read in the form of Exhibit A, and, as so amended, such Articles of Organization shall be the Articles of Organization of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

     (b) Subject to Section 6.05, the By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

   Section 1.06. Directors. At the Closing, Parent shall designate the directors of the Surviving Corporation and such directors shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   Section 1.07. Officers. At the Closing, Parent shall designate the officers of the Surviving Corporation and such officers shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                   ARTICLE II

    Effect on the Capital Stock of the Constituent Corporations; Exchange of
                                  Certificates

   Section 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

     (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become 5,000 fully paid and non-assessable shares of common stock, no par value per share, of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned directly by the Company, any Subsidiary of the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no other consideration shall be delivered or deliverable in exchange therefor.

     (c) Conversion of Company Common Stock. Subject to Sections 2.01(b) and 2.01(d), each issued share of Company Common Stock shall be converted into the right to receive $2.00 in cash, subject to adjustment for any stock split, stock dividend or combination of stock that may occur from the date hereof and prior to the Effective Time. The aggregate cash payable upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) is referred to as the "Merger Consideration". As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

     (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares ("Appraisal Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Sections 86 through 97 of the BCL (the "Appraisal Provisions") shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the Appraisal Provisions; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Appraisal

  Provisions, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c), without interest, upon surrender of such certificate in accordance with the provisions of Section 2.02. Company shall give Parent (i) prompt notice of any demand for payment of fair market value received by Company, the withdrawal of any such demand, and any other instrument served pursuant to the Appraisal Provisions and received by Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any demand for payment of fair market value under the Appraisal Provisions. Company shall not, except with the prior written consent of Parent, make any payment with respect to any demand for payment of fair market value or offer to settle or settle any such demand, or agree to do any of the foregoing.

     (e) Company Stock Options. Parent and the Company agree that, in accordance with the provisions of the Company Stock Option Plans (as defined in Section 3.16), each outstanding option to purchase Company Common Stock under any Company Stock Option Plan shall either (i) be terminated as of the Effective Time or (ii) from and after the Effective Time entitle the holder thereof to receive, upon exercise in accordance with the terms thereof (including but not limited to any terms with respect to vesting), an amount in cash (less applicable withholding taxes) equal to the product of (x) the number of shares of Company Common Stock previously subject to such stock option multiplied by (y) the amount, if any, by which $2.00 (subject to adjustment for any stock split, stock dividend or combination of stock that may occur from the date hereof and prior to the Effective Time) exceeds the per share exercise price of such stock option. Parent and Company further agree that each outstanding option to purchase the capital stock of GovConnect, Inc. pursuant to the GovConnect, Inc. 2000 Stock Incentive Plan shall be terminated as of the Effective Time in accordance with the provisions of the GovConnect, Inc. 2000 Stock Incentive Plan. In the event and to the extent that any Company Stock Option Plan permits or requires the Company Board (or any committee thereof) to exercise discretion with respect to outstanding stock options, the Company Board (or such committee, as the case may be) will exercise such discretion with the consent of Parent, which consent will not unreasonably be withheld.

     (f) Stockholder Loans. In the event that any stockholder of the Company has outstanding loans from the Company as of the Effective Time, the consideration payable to such stockholder, or his or its Affiliates, pursuant to this Section 2.01 shall, to the extent permitted by applicable law, be reduced by an amount equal to the outstanding principal plus accrued interest of such stockholder's loans as of the Effective Time.

   Section 2.02. Exchange of Certificates.

     (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company in the United States, reasonably acceptable to the Company, to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock. Parent shall take all steps necessary to provide, or to enable and cause the Sub to provide, to the Paying Agent prior to the Effective Time cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund"). If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under Section 2.01(c), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under Section 2.01(c), and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Exchange Fund shall not be used for any purpose except as expressly provided in this Agreement.

     (b) Exchange Procedures. Promptly after the Effective Time (but in no event later than five business days following such date), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01,
  (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and
  (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. If any holder of shares of Company Common Stock shall be unable to surrender such holder's Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

     (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this
  Article II.

     (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this
  Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

     (e) No Liability. None of Parent, Sub, the Company or the Paying Agent, nor any of their respective officers, directors, employees, agents or counsel, shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05(b))), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

     (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

     (g) Withholdings. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code (as defined in Section 3.10(b)), or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     (h) Charges and Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for shares of Company Common Stock.

                                  ARTICLE III

                 Representations and Warranties of the Company

   Company represents and warrants to each of Parent and Sub that, except as indicated in the applicable section of the Disclosure Schedule furnished by Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") corresponding to the Sections and subsections set forth below:

   Section 3.01. Organization, Standing and Power. Each of the Company and each of its Subsidiaries (the "Company Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals, and has made all filings, registrations and declarations, in each case whether domestic or foreign, necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, in each case other than such franchises, licenses, permits, authorizations, approvals, filings, registrations and declarations the lack of which, individually and in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined in Section 9.03). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary except where the failure to so qualify has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the articles of organization of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the by- laws of the Company, as amended to the date of this Agreement (as so amended, the "Company By-laws"), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.

   Section 3.02. Company Subsidiaries. The Company Disclosure Schedule lists each Company Subsidiary and its jurisdiction of organization. All of the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Company Disclosure Schedule, are owned by the Company, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever except for those pledges, liens, charges, mortgages, encumbrances and security interests that have not and would not reasonably be expected to have a Company Material Adverse Effect (collectively, "Liens").

   Section 3.03. Capital Structure.

     (a) The authorized capital stock of the Company consists of 99,000,000 shares of Company Common Stock and 99,000 shares of Series A Preferred Stock, par value $0.10 per share (the "Series A Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock"). At the close of business on October 2, 2001: (i) 52,902,540 shares of Company Common Stock were issued and outstanding, (ii) 5,192,812 shares of Company Common Stock were held by the Company in its treasury, (iii) 4,128,909 shares of Company Common Stock were subject to outstanding options to purchase

  Company Common Stock (the "Company Stock Options"), (iv) 1,182,168 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Purchase Plan and (v) 99,000 shares of Series A Preferred Stock were reserved for issuance (but not issued or outstanding) in connection with the rights (the "Company Rights") issued pursuant to the Rights Agreement dated as of June 13, 2000 (as amended and in effect as of the date hereof, the "Company Rights Agreement"), between the Company and Fleet National Bank, as Rights Agent. Except as set forth above, at the close of business on October 2, 2001, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BCL, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.05(a)) to which the Company is a party or otherwise bound;

     (b) There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("Voting Company Debt");

     (c) Except as set forth above or referred to in Section 3.16, and except pursuant to the GovConnect, Inc. 2000 Stock Incentive Plan, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue or sell, or cause to be issued or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, right, security, commitment, Contract, arrangement or undertaking. The Company Disclosure Schedule sets forth a true and complete list as of the date hereof of each Person who holds (x) an option to purchase Company Common Stock as of the date hereof with a per share exercise price less than or equal to $2.00 together with the number of shares of Company Common Stock subject to such option, the option price of such option, whether such option is intended to qualify as an ISO, the number of such options that are vested as of the date hereof (including whether and to what extent the vesting of such options shall be accelerated by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger) and the expiration date of such option, and (y) any other right, directly or indirectly, to acquire Company Common Stock at a price per share less than or equal to $2.00, together with the number of shares of Company Common Stock subject to such right. The Company Disclosure Schedule sets forth the total number of ISOs, nonqualified options and such other rights outstanding on the date hereof with a per share exercise price less than or equal to $2.00. All options issued pursuant to the Company Stock Option Plans shall be terminated or otherwise be cancelled at the Effective Time other than options issued pursuant to the Company's 1996 Stock Plan and 1998 Acquisition Stock Option Plan.

     (d) As of the date of this Agreement, there are not any outstanding contractual obligations of the Company, contingent or otherwise, or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. There are no issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right in favor of the Company. The Company has made available to Parent a complete and correct copy of the Company Rights Agreement, as amended to the date of this Agreement.

   Section 3.04. Authority; Execution and Delivery; Enforceability.

     (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval (as defined in Section 3.04(c)) with respect to the Merger if required by Law (as defined in Section 3.05(a)), to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation (subject to the Company Stockholder Approval with respect to the Merger if required by Law), enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     (b) Each of the Board of Directors of Company (the "Company Board") and the Special Committee, in each case at a meeting duly called and held, duly and unanimously adopted votes (i) approving this Agreement and the Merger,
  (ii) determining that as of the date of this Agreement the terms of the Merger are fair to and in the best interests of Company and its stockholders, and (iii) as of the date of this Agreement recommending that Company's stockholders approve this Agreement. Such votes are sufficient to render inapplicable to Parent and Sub and this Agreement and the transactions contemplated hereby the provisions of Chapter 110C and Chapter 110F of the BCL and Section 6H of the Company's Articles of Organization, as amended (assuming the requirement that the terms of the Merger be furnished to shareholders is satisfied). No other Massachusetts takeover statute or similar statute or regulation, and to the Company's Knowledge no takeover statute or similar statute or regulation of any other state, applies or purports to apply to Company with respect to this Agreement or the transactions contemplated hereby.

     (c) In accordance with the provisions in Section 6I of the Company's Articles of Organization, as amended, the only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the approval of this Agreement by the holders of not less than a majority of the outstanding Company Common Stock (the "Company Stockholder Approval").

     (d) The Company has terminated the Agreement and Plan of Merger dated as of June 21, 2001 among Registry Holding Company, Redwood Acquisition Corp. and the Company (the "June 21 Merger Agreement") in accordance with the provisions thereof and has in connection with such termination paid or become obligated to pay not more than $2,000,000 to Registry Holding Company, Inc. and up to $250,000 to G. Drew Conway.

   Section 3.05. No Conflicts: Consents.

     (a) Except as set forth in the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, or result in any grant of additional rights to any party under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, injunction or decree, domestic or foreign ("Judgment"), or statute, law (including common law), legislation, interpretation, ordinance, rule or regulation, domestic or foreign ("Law"), applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     (b) No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a "Governmental Entity") is required to be obtained or made by or with respect to Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) if required, compliance with and filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the U.S. Securities and Exchange Commission (the "SEC") of a proxy statement relating to the approval of this Agreement by the Company's stockholders (the "Proxy Statement"), (iii) the filing of the Articles of Merger with the Secretary of State of The Commonwealth of Massachusetts and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and filings under the Laws of any foreign jurisdictions, if and to the extent required, and (v) such other items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     (c) The Company and the Company Board have taken all action necessary to
  (i) render the Company Rights inapplicable to this Agreement and the transactions contemplated hereby and (ii) ensure that (A) neither Parent nor any of its stockholders, Affiliates or associates is or will become an "Acquiring Person" (as defined in the Company Rights Agreement) by reason of this Agreement or the Merger), (B) a "Distribution Date" (as defined in the Company Rights Agreement) shall not occur by reason of this Agreement or the Merger and (C) the Company Rights shall expire immediately prior to the Effective Time.

   Section 3.06. SEC Documents; Undisclosed Liabilities; Certain Agreements.

     (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 1999 (including without limitation the filing of exhibits thereto) (the "Company SEC Documents"). As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     (b) Except as set forth in the Filed Company SEC Documents (as defined in Section 3.08), as of the date of this Agreement neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than liabilities or obligations incurred since the date of the most recent financial statements included in the Filed Company SEC Documents in the ordinary course of business consistent with prior practice or which, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse

  Effect. Except as set forth in the Filed Company SEC Documents or in the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Company Subsidiary has any indebtedness, obligations for deferred purchase price of property or services or earn out payment obligations, capitalized lease obligations, outstanding letters of credit or guarantees or other arrangements having the economic effect of a guarantee for any indebtedness of any other Person other than such indebtedness, obligations for deferred purchase price of property or services or earn out payment obligations, capitalized lease obligations, outstanding letters of credit or guarantees or other arrangements having the economic effect of a guarantee for any indebtedness of any other Person incurred since the date of the most recent consolidated financial statements filed with the SEC in the ordinary course of business consistent with past practice and which in the aggregate would not exceed $500,000.

     (c) Except as disclosed in the Filed Company SEC Documents, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction with any director, officer or other affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

     (d) Other than pursuant to agreements relating to the disposition of assets by the Company or a Company Subsidiary, copies of which were made available to the Buyer, there is no non-competition or other similar agreement, commitment, judgment, injunction or order which the Company or any Subsidiary of the Company is a party or subject to that has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect the conduct of the business of the Company as presently being conducted by it.

   Section 3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting (as defined in Section 6.01(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Sub for inclusion or incorporation by reference therein.

   Section 3.08. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or in the Company Disclosure Schedule, from December 30, 2000 to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

  (i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

  (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock;

  (iii) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

  (iv) (A) any granting by the Company or any Company Subsidiary to any current or former director or executive officer of the Company or any Company Subsidiary of any material increase in their compensation, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents,
         (B) any granting by the Company or any Company Subsidiary to any such director or executive officer of any material increase in severance or termination pay, except as was required under any employment, severance or termination policy, practice or agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or (C) any entry by the Company or any Company Subsidiary into, or any material amendment of, any employment, severance or termination agreement with any such director or executive officer;

  (v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP; or

  (vi) any material elections with respect to Taxes (as defined in Section 3.09) by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund.

   Section 3.09. Taxes.

     (a) Each of the Company and each Company Subsidiary (for such periods as each Subsidiary was owned, directly or indirectly, by the Company) (i) has timely filed, or has caused to be timely filed on its behalf, all Tax Returns (as defined in Section 3.09(d)) required to be filed by it (taking into account any extensions of time for filing such Tax Returns), (ii) has paid all Taxes (as defined in Section 3.09(d)) owed by it (whether or not shown on any Tax Returns) and (iii) has withheld or collected all taxes that the Company is or was required by law to withhold or collect, except where the failure to file Tax Returns, to pay Taxes or to withhold or collect taxes has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has any liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company or any Company Subsidiary during a prior period) other than the Company or any Company Subsidiary, except where such liability has not had and would not reasonably be expected to have a Company Material Adverse Effect.

     (b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and the Company Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements (in addition to any reserve for deferred taxes established to reflect timing differences between book and tax income).

     (c) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary.

     (d) For purposes of this Agreement:

   "Taxes" includes all forms of taxation imposed by any Federal, state, local, foreign or other Governmental Entity, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding and other Taxes of any kind, including all interest, penalties and additions thereto.

   "Tax Return" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

   Section 3.10. ERISA Compliance.

     (a) The Company Disclosure Schedule contains a list of all material "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), a stock bonus, stock purchase, stock option, restricted stock or similar equity-based plan, and any other deferred-compensation, retirement, welfare-benefit, bonus, incentive, severance or fringe benefit plan or arrangement maintained, or contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employees, officers or directors of the

  Company or any Company Subsidiary (together, the "Company Benefit Plans"). The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a brief description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan, if any.

     (b) All Company Benefit Plans are in compliance in all material respects with applicable Law (including, where applicable, the Code and ERISA), except such noncompliance as has not had and would not reasonably be expected to have a Company Material Adverse Effect. All Company Pension Plans are intended to be tax-qualified under Section 401 (a) of the Internal Revenue Code of 1986, as amended (the "Code") and, except as set forth in the Company Disclosure Schedule, the Company has no reason to believe that any of the Company Pension Plans are not so qualified under
  Section 401 (a) of the Code. There is no pending or, to the Knowledge of the Seller, threatened lawsuit, material claim or other material controversy relating to any Company Benefit Plan, other than claims for benefits in the normal course.

     (c) No Company Pension Plan is a "defined benefit plan" within the meaning of Section 3(35) of ERISA or is subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, and neither the Company nor any Company Subsidiary has any actual or contingent liability under any defined benefit plan which it (or any Affiliate) previously maintained or contributed to (or was obligated to maintain or contribute to). None of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or 502(1) of ERISA that would reasonably be expected to have a Company Material Adverse Effect.

     (d) With respect to any Company Benefit Plan that is an employee welfare benefit plan, (i) all such Company Benefit Plans are unfunded and no such Company Benefit Plan is funded through a "welfare benefits fund" (as such term is defined in Section 419(e) of the Code), and (ii) each such Company Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, except such noncompliance as would not reasonably be expected to have a Company Material Adverse Effect.

     (e) Each Company Benefit Plan is amendable and terminable in accordance with its terms and neither the Company nor any of the Company's Subsidiaries have made any promise, except as set forth in said Company Benefit Plans, that such plans may not be terminated. Except as set forth on Schedule 3.10(e), termination of any or all of the Company Benefit Plans will not result in costs to the Company that would reasonably be expected to have a Company Material Adverse Effect.

     (f) Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any oral or written (i) agreement with any director, executive officer or employee of the Company or any Company Subsidiary (A) providing for any cash payments to any Person upon the occurrence of a transaction involving the Company or any Company Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing for any cash severance payment to any Person after the termination of employment of such director, executive officer or employee (ii) agreement or plan binding the Company or any Company Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

     (g) None of the Company Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

   Section 3.11. Litigation. Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Schedule, as of the date of this Agreement, there is no suit, action or proceeding pending or, to the Knowledge of the Company, overtly threatened against the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor, as of the date of this Agreement, is there any Judgment outstanding against the Company or any Company Subsidiary that has had or would reasonably be expected to have a Company Material Adverse Effect.

   Section 3.12. Compliance with Applicable Laws. Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Schedule, the Company and the Company Subsidiaries are in compliance with all, and has not received any written notices of violations with respect to any, applicable Laws, including those relating to immigration, occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. This Section 3.12 does not relate to matters with respect to Taxes, which are the subject of Section 3.09.

   Section 3.13. Intellectual Property.

     (a) Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Schedule, the Company and the Company Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of the Company and the Company Subsidiaries as currently conducted, except as would not reasonably be expected to have a Company Material Adverse Effect.

     (b) Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Schedule or as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are not in violation of any licenses, sublicenses and other agreements as to which the Company and/or the Company Subsidiaries are a party and pursuant to which the Company and/or the Company Subsidiaries are authorized to use any third-party patents, trademarks, service marks and copyrights ("Third-Party Intellectual Property Rights"). Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Schedule and except as would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement no claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by the Company or the Company Subsidiaries (the "Company Intellectual Property Rights"), any trade secret material to the Company, or Third-Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through the Company or the Company Subsidiaries, are currently pending (or, to the Knowledge of the Company, are overtly threatened by any Person) against the Company.

     (c) To the Company's Knowledge, all patents, registered trademarks, service marks and copyrights held by the Company or the Company Subsidiaries are valid and subsisting. Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Schedule, to the Company's Knowledge, there is no material unauthorized use, infringement or misappropriation of any Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or the Company Subsidiaries.

   Section 3.14. Brokers; Fees and Expenses.

     (a) No broker, investment banker, financial advisor or other Person, other than Adams, Harkness & Hill, Inc., financial advisor to the Special Committee, the fees and expenses of which will be paid by the Company, and SG Cowen Securities Corporation, former financial advisor to the Company, the fees and expenses of which will be paid by the Company under certain circumstances, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent a complete and accurate copy of all agreements pursuant to which Adams, Harkness & Hill, Inc. or SG Cowen Securities Corporation are entitled to any fees and expenses payable by the Company in connection with any of the transactions contemplated by this Agreement.

     (b) The Company Disclosure Schedule sets forth a list of the fees and expenses, estimated in good faith as of the date of this Agreement, incurred and to be incurred by the Company and any of its Subsidiaries in connection with the sale of the Company (including without limitation the fees and expenses of Adams, Harkness & Hill, Inc., SG Cowen Securities Corporation and of the Company's legal counsel and accountants) and noting which fees and expenses, if any, have been paid as of September 30, 2001 or accrued as of June 30, 2001.

   Section 3.15. Opinion of Financial Advisor. The Company has received the opinion of Adams, Harkness & Hill, Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock not affiliated with Parent is fair to such holders from a financial point of view and a copy of the signed opinion has been provided to Parent.

   Section 3.16. Stock Options and Employee Stock Purchase Plan. The Company has provided Parent with true and complete copies of the Company's 1996 Stock Plan, 1998 Acquisition Stock Option Plan, 1998 International Stock Option Plan, Addendum to 1998 International Stock Option Plan, 1998 Directors Stock Plan, Renaissance Solutions, Inc. 1995 Equity Incentive Plan, 2000 Directors Stock Plan, GovConnect, Inc. 2000 Stock Incentive Plan, 1996 Eligible Directors Stock Plan and The Hunter Group, Inc. Employee Non-Qualified Stock Option Plan (collectively, the "Company Stock Option Plans"), including the form of option certificates, restricted stock agreements and certain other documents related to such Company Stock Option Plans, and the Company's 1996 Employee Stock Purchase Plan (the "Company Stock Purchase Plan"). The Company Board has taken all actions necessary under the Company Stock Purchase Plan to suspend the commencement of the Offering Periods (as defined in the Company Stock Purchase
Plan) scheduled to commence on July 2, 2001 and thereafter.

   Section 3.17. Accounts Receivable. The accounts receivable of the Company arose out of the sale of inventory or services performed in the ordinary course of business.

   Section 3.18. Properties. Neither the Company nor any Company Subsidiary is in default under any agreement pursuant to which it leases real property of more than 3,000 square feet (collectively, the "Leases"), except where the existence of such defaults, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries do not own any real property. The Company has made available to Parent true and complete copies of all Leases.

   Section 3.19. Government Contracts. Neither the Company nor any Company Subsidiary is suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity and to the Knowledge of the Company, no such suspension or debarment proceedings are pending or threatened that have had or would reasonably be expected to have a Company Material Adverse. Neither the Company nor any Company Subsidiary has any agreements, contracts or commitments which require it to obtain or maintain a security clearance with a Governmental Entity.

   Section 3.20. Books and Records. The books and records of the Company and each Company Subsidiary accurately reflect the assets, liabilities, financial condition and results of operations of the Company or such Company Subsidiary and have been maintained in accordance with good business and bookkeeping practices, except where such failure to be accurate or to be so maintained has not had and would not be reasonably expected to have a Company Material Adverse Effect.

                                   ARTICLE IV

                Representations and Warranties of Parent and Sub

   Parent and Sub jointly and severally represent and warrant to Company that, except as indicated in the applicable section of the Disclosure Schedule furnished by Parent to Company prior to the execution of this Agreement (the "Buyer Disclosure Schedule") corresponding to the Sections and subsections set forth below:

   Section 4.01. Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals, in each case whether domestic or foreign, necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually and in the aggregate, has not had and would not reasonably be expected to materially adversely affect the ability of Parent or Sub to perform their obligations under this Agreement and consummate the transactions contemplated hereby (a "Parent Material Adverse Effect").

   Section 4.02. Sub.

     (a) Since the date of its incorporation, Sub has not, directly or through a Subsidiary, carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Sub was incorporated solely for the purpose of consummating the transactions contemplated hereby.

     (b) The authorized capital stock of Sub consists of 1,000 shares of common stock, no par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

   Section 4.03. Authority; Execution and Delivery; Enforceability. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole stockholder of Sub, has approved this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

   Section 4.04. No Conflicts; Consents.

     (a) The execution and delivery by each of Parent and Sub of this Agreement, do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the charter, by-laws or other organizational documents of Parent or any of its Subsidiaries, (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in
  Section 4.04(b), any Judgment or Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

     (b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) if required, compliance with and filing of a pre-merger notification report under the HSR Act, (ii) the filing with the SEC of such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Articles of Merger with the Secretary of State of The Commonwealth of Massachusetts and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and Sub are qualified to do business, (iv) compliance with and filings under the Laws of any foreign jurisdictions, if and to the extent required, and (v) such other items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

   Section 4.05. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

   Section 4.06. Brokers. No broker, investment banker, financial advisor or other Person, other than SunTrust Robinson Humphrey Company LLC is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Parent or Sub.

   Section 4.07. Financial Ability to Perform. Parent and Sub have provided the Company with a commitment letter from CIT Business Credit, dated as of October 1, 2001 (the "Commitment Letter" and the financing to be provided thereunder, the "Financing"). To the Knowledge of Parent and Sub, the obligation to fund the commitment under the Commitment Letter is not subject to any condition other than as set forth in the Commitment Letter. Parent and Sub are not aware of any fact or occurrence that makes any of the assumptions or statements set forth in the Commitment Letter inaccurate or that causes the Commitment Letter to be ineffective or that precludes the satisfaction of the conditions set forth in the Commitment Letter. To the Knowledge of Parent and Sub, the Commitment Letter has been duly executed by all parties thereto and is in full force and effect. All commitment and other fees required to be paid under the Commitment Letter on or prior to the date hereof have been paid. The aggregate amount of financing committed pursuant to the Commitment Letter, together with at least $60,500,000 in cash held by the Company and cash held by the Parent and equity commitments of certain shareholders of Parent as previously disclosed to the Company, is sufficient to fund all amounts required to be paid by Parent or Sub in connection with the consummation of the transactions contemplated hereby, including, but not limited to, the Merger Consideration.

                                   ARTICLE V

                   Covenants Relating to Conduct of Business

   Section 5.01. Conduct of Business.

     (a) Conduct of Business by the Company. Except for matters set forth in
  Section 5.01 of the Company Disclosure Schedule, expressly agreed to in writing by Parent or otherwise expressly permitted by this Agreement, from the date of this Agreement to the earlier to occur of the date of the termination of this Agreement or the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct the business of the Company and the Company Subsidiaries taken as a whole in the usual, regular and ordinary course in substantially the same manner as previously conducted and use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Company Disclosure Schedule, expressly agreed to in writing by Parent or otherwise expressly permitted by this Agreement, from the date of this Agreement to the earlier to occur of the date of the termination of this Agreement or the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent which consent will be given or denied within a reasonable time after any written request for such consent:

    (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except in the case of (B) and (C), as required by any employee benefit plan of the Company or any Company Subsidiary or agreement existing as of the date hereof;

    (ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities,
            (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than (1) the issuance of Company Common Stock (and associated Company Rights) upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms, (2) the issuance of Company Common Stock upon the exercise of Company Rights and
            (3) the issuance of Company Common Stock Options pursuant to the Company Stock Option Plans and consistent with past practices;

    (iii) amend its articles of organization, by-laws or other comparable charter or organizational documents;

    (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole, except for purchases in the ordinary course of business consistent with past practice;

    (v) except as disclosed in Section 5.01 of the Company Disclosure Schedule, (A) grant to any current or former director or executive officer of the Company or any Company Subsidiary any material increase in compensation, except in the ordinary course of business consistent with past practices to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) grant to any current or former director or executive officer of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (C) enter into or amend any employment, consulting, indemnification, severance or termination agreement with any such director or executive officer or enter into or amend any other transaction that would be or is subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan, (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan, (F) forgive any indebtedness of any employee of the Company or any of its Subsidiaries in excess of $25,000 in the aggregate or (G) hire any employee in the United States pursuant to any temporary work authorization;

    (vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

    (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any material properties or assets, except
            (A) sales of assets or inventory in the ordinary course of business consistent with past practice and (B) sales or dispositions of obsolete or worthless assets;

    (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another Person, except for short-term borrowings from Persons that are not directors, officers or employees of the Company or any Company Subsidiary incurred in the ordinary course of business consistent with past practice, or (B) make any loans to, or investments in, any other Person, other than to or in the Company or any direct or indirect wholly owned Subsidiary of the Company;

    (ix) make or agree to make new capital expenditures that are in excess of $300,000 in any three-month period (provided that with respect thereto Parent consent shall not be unreasonably withheld) or make or agree to make new capital expenditures for items set forth in Schedule 5.01(a)(ix);

    (x) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000 individually or $1,000,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice (provided that with respect thereto Parent consent shall not be unreasonably withheld), (B) cancel any indebtedness in excess of $100,000 individually or $1,000,000 in the aggregate or waive any claims or rights of substantial value or (provided that with respect to any such cancellation or waiver Parent consent shall not be unreasonably withheld) (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

    (xi) enter into, renew, extend, amend, modify, waive any material provision of, or terminate any lease or similar commitment, in each case providing for payments in excess of $250,000 over the term of such lease or commitment (or until the date on which such lease or commitment may be terminated by the Company without penalty);

    (xii) except as required by their terms, enter into, terminate or breach in any material respect (or take or fail to take any action, that, with or without notice or lapse of time or both, would become a material breach) or materially amend any Contract filed or that would be required to be filed in any Company SEC Documents;

    (xiii) without prior consultation with Parent (in addition to the consent requirement described above, provided that with respect thereto Parent consent shall not be unreasonably withheld), commence any litigation or arbitration other than in accordance with past practice or settle any litigation or arbitration for money damages or other relief in excess of $100,000, or if as part of such settlement Company or any Company Subsidiary would agree to any restrictions on its operations, or which relates to this Agreement or the transactions contemplated hereby;

    (xiv) elect or appoint any new directors or officers of Company or any Company Subsidiary;

    (xv) take any action that would reasonably be expected to result in the inability to satisfy the conditions to closing set forth in
            Section 7.02(a);

    (xvi) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction

    (xvii) make any material election with respect to Taxes or settle or compromise any material Tax liability or refund;

    (xviii) invest funds in debt securities or other investments maturing more than 60 days after the date of investment; or

    (xix) authorize, or commit or agree to take, any of the foregoing actions.

     (b) Advice of Changes. The Company shall use reasonable efforts to promptly advise Parent orally and in writing of any change or event or which the Company becomes aware that has or would reasonably be expected to have a Company Material Adverse Effect.

   Section 5.02. No Solicitation by Company.

     (a) The Company agrees that, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, neither Company nor any Company Subsidiary shall, nor shall either authorize or permit any of its respective directors, officers or employees or any representative retained by it (including any financial advisors) to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing non-public information) any inquiries or the making of an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, at any time, the Company Board or the Special Committee determines in good faith, after consultation with outside legal counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Company's stockholders under applicable Law, Company may, in response to a Superior Proposal which was not solicited by Company in violation of Section 5.02(a) and which did not otherwise result from a breach of this Section 5.02, and subject to compliance with the provisions of paragraph (c) below, (x) furnish information with respect to Company to any Person making such unsolicited Superior Proposal pursuant to a confidentiality agreement entered into between such Person and Company in form and substance reasonably satisfactory to the Company Board or the Special Committee meeting the requirements of the last sentence of Section 5.02(b), and (y) participate in discussions or negotiations regarding such unsolicited Superior Proposal. For purposes of this Agreement, an "Acquisition Proposal" means any inquiry, proposal or offer from any Person (i) relating to any direct or indirect acquisition or purchase of (A) a business that constitutes 15% or more of the net revenues, net income or the assets of Company or any Company Subsidiary, or (B) 15% or more of any class of equity securities of Company or any Company Subsidiary, (ii) relating to any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of Company or any Company Subsidiary, or (iii) relating to any merger, consolidation, business combination, acquisition, recapitalization, liquidation, dissolution or similar transaction involving Company or any Company Subsidiary, in each case, other than the transactions contemplated by this Agreement. Immediately following the execution and delivery of this Agreement by the parties hereto, Company will cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted with respect to the foregoing.

     (b) Except as expressly permitted by this Section 5.02, the Company Board shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or Special Committee of this Agreement, the Merger or the transactions contemplated hereby, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Company or any Company Subsidiary to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Acquisition Proposal, other than any such agreement entered into concurrently with a termination pursuant to the next sentence. Notwithstanding the foregoing, if at any time the Company Board or the Special Committee determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Company's stockholders under applicable law, subject to compliance with paragraph (c) below, the Company Board may, in response to a Superior Proposal which was not solicited by Company in violation of Section 5.02(a) and which did not otherwise result from a breach of this Section 5.02 (subject to this and the remaining provisions of this Section 5.02), enter into an agreement with respect to such Superior Proposal and, at the time of execution of a binding agreement with respect thereto, terminate this Agreement in accordance with Section 8.01(e). For purposes of this Agreement, a "Superior Proposal" means any Acquisition Proposal which (i) the Company Board or the Special Committee determines in good faith is reasonably likely to be consummated, taking into account the Person making the proposal and all legal, financial and regulatory aspects of the proposal, and (ii) the Company Board or the Special Committee believes in good faith (after consultation with and based upon the advice of its outside financial advisors) would, if consummated, provide greater value to Company's stockholders than the transactions contemplated by this Agreement. Before the Company can furnish any information to or commence any negotiations with any proponent of an Acquisition Proposal, the Company must obtain a confidentiality agreement from the proponent of such Acquisition Proposal that contains a standstill and other provisions at least as favorable to the Company as the ones set forth in the Confidentiality Agreement between the Company and the Parent dated August 21, 2001.

     (c) In addition to the obligations of Company as set forth in paragraphs
  (a) and (b) of this Section 5.02, Company shall advise Parent orally within one business day and in writing within two business days of any Acquisition Proposal in response to which the Company has furnished (or proposes to furnish) confidential information to the proponent thereof or has commenced (or proposes to commence) negotiations with the proponent thereof. Such notice shall include the material terms of any such Acquisition Proposal (with any such notice referred to as a "Company Notice"). The Company shall use its reasonable efforts to keep Parent informed of the status and details (including any change to the terms thereof) of any such Acquisition Proposal. In addition, in the event Company intends to enter into a Company Acquisition Agreement relating to a Superior Proposal, Company will deliver a Company Notice at least 48 hours prior to entering into such definitive agreement, which Company Notice will identify and detail the proposed terms of such Superior Proposal.

                                   ARTICLE VI

                             Additional Agreements

   Section 6.01. Preparation of Proxy Statement; Stockholders Meeting.

     (a) The Company shall, as soon as practicable following the date of execution of this Agreement, prepare and file with the SEC the Proxy Statement (as defined in Section 6.01(c)) in preliminary form (provided that Parent, Sub and their counsel shall be given reasonable opportunity to review and comment on the Proxy Statement prior to its filing with the
  SEC), and each of the Company, Parent and Sub shall use its best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall use reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC. Subject to the fiduciary duties of the Company Board under applicable law, (i) the Proxy Statement shall contain the recommendation of the Company Board that the stockholders of the Company vote to adopt and approve this Agreement and the Merger and (ii) if requested to do so by Parent at any time prior to the Company Stockholders Meeting (as defined in Section 6.01(b)) and subject to compliance with applicable laws, if there shall have been publicly announced an alternative Acquisition Proposal, the Company Board shall within a reasonable period of time following such request (and prior to the Company Stockholders Meeting) publicly reaffirm such recommendation and/or shall publicly announce that it is not recommending that the stockholders of the Company accept an alternative Acquisition Proposal, provided that such reaffirmation or announcement does not require significant delay in the timing of the Company Stockholders Meeting.

     (b) The Company shall, as soon as practicable following the date of execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of seeking the Company Stockholder Approval. Subject to Section 5.02, the Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

     (c) Parent shall cause any and all shares of Company Common Stock owned by Parent, Sub or any other Subsidiary of Parent to be voted in favor of the approval of this Agreement.

   Section 6.02. Access to Information; Confidentiality. The Company shall, and shall cause each Company Subsidiary to afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors, financing sources and other representatives, upon reasonable notice, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Parent such information concerning its business, properties, assets, customers, consultants and personnel as Parent may reasonably request; provided, however, that the Company may withhold the documents and information described in the Company Disclosure Schedule to the extent required to comply with the terms of a confidentiality agreement with a third party in effect on the date of this Agreement; provided further, that the Company shall use reasonable efforts to obtain, as promptly as practicable, any consent from such third party required to permit the Company to furnish such documents and information to Parent. The Company hereby consents, and shall cause each Company Subsidiary to consent, to Parent and Parent's officers, employees, accountants, counsel, financial advisors, financing sources and other representatives contacting, in a reasonable fashion, consultants to and customers of the Company and such Company Subsidiary and will, upon reasonable notice from Parent, request such consultants and customers to cooperate during normal business hours during the period prior to the Effective Time with any requests made by or on behalf of Parent. Subject to the requirements of Law, Parent shall, and shall cause its officers, employees, agents, consultants and affiliates to, hold all information obtained pursuant to this Agreement in confidence and in the event of termination of this Agreement for any reason, Parent shall promptly return or destroy all nonpublic documents obtained from Company and any copies made of such documents for Parent and all documentation and other material prepared by Parent or its advisors based on written nonpublic information furnished by Company or its advisors shall be destroyed.

   Section 6.03. Reasonable Efforts; Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including without limitation (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement; provided, however, that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company expressly permitted under Section 5.02 or 8.01. In connection with and without limiting the foregoing, the Company and the Company Board shall, at the request of Parent: (i) take all action within its power reasonably requested by Parent as necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the transactions contemplated hereby, take all action within its power reasonably requested by Parent as necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the transactions contemplated hereby. Nothing in this Agreement shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets.

     (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

   Section 6.04. Benefit Plans. Parent shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of Company after the Effective Time. Nothing herein contained shall be construed to guarantee continued employment to any Company Employee or change the "at-will" status of any Company Employee. At the request of Parent, the Company shall (i) take all corporate action reasonably required to terminate any 401(k) plan maintained by the Company or any ERISA Affiliate in accordance with its terms and applicable law, including without limitation ERISA and the Code, effective prior to the Effective Time and (ii) take such corporate actions as are reasonably required to cause the effects on options issued under the Company Stock Option Plans set forth in
Section 2.01(e).

   Section 6.05. Indemnification; D&O Insurance, etc.

     (a) Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation (from and after the Effective Time) to honor all the Company's obligations to indemnify, defend and hold harmless (including any obligations to advance funds for expenses) the current and former directors and officers of the Company and its Subsidiaries against all losses, claims, damages or liabilities arising out of acts or omissions by any such directors and officers occurring prior to the Effective Time to the maximum extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-laws, the BCL, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-laws, the BCL and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. In the event a current or former director or officer of the Company or any of its Subsidiaries is entitled to indemnification under this Section 6.05(a), such director or officer shall be entitled to reimbursement from the Company (from and after the Effective Time) or the Surviving Corporation (from and after the Effective Time) for reasonable attorney fees and expenses incurred by such director or officer in pursuing such indemnification, including payment of such fees and expenses by the Surviving Corporation or the Company, as applicable, in advance of the final disposition of such action upon receipt of an undertaking by such current or former director or officer to repay such payment if it shall be adjudicated that such current or former director or officer was not entitled to such payment.

     (b) The Company will maintain, through the Effective Time, the Company's existing directors' and officers' insurance in full force and effect without reduction of coverage. From and after the Effective Time and for a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance and indemnification maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers, which policies provide coverage of the types, in the amounts and containing terms and conditions which are no less advantageous than those maintained by the Company) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is $1,080,500.

     (c) The Articles of Organization of the Surviving Corporation shall contain the provisions that are set forth in Section 6B of the Company Charter, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees or other agents of the Company.

     (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger and the continuing or surviving entity does not assume the obligations of the Surviving Corporation set forth in this Section 6.05, or
  (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume, as a matter of law or otherwise, the obligations set forth in this Section 6.05.

     (e) Parent guarantees that if for any reason the Company or the Surviving Corporation, as the case may be, shall not meet its obligations pursuant to this Section 6.05, it shall meet such obligations in full when and as such obligations arise.

   Section 6.06. Fees and Expenses.

     (a) Except as otherwise provided in this Agreement, and whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses.

     (b) The Company shall pay to Parent the amount of $3,000,000 by wire transfer of immediately available funds as reimbursement of Parent's expenses and as liquidated damages (the "Company Break-Up Fee") in the event that:

    (i)    Parent or the Company terminates this Agreement pursuant to
           Section 8.01(b)(i) and (x) at the time of such termination there is a publicly announced Acquisition Proposal from a bona fide proponent not affiliated or acting in concert with Parent or any of Parent's Affiliates, which Acquisition Proposal has not been withdrawn and (y) within six months of such termination the Company enters into a definitive agreement with respect to any alternative Acquisition Proposal; or

    (ii)   Parent or the Company terminates this Agreement pursuant to
           Section 8.01(b)(iii) following the Company Stockholders Meeting if (x) the stockholders of the Company shall have failed to approve this Agreement and the Merger at the Company Stockholders Meeting and (y) at the time of the Company Stockholders Meeting there is a publicly announced Acquisition Proposal from a bona fide proponent not affiliated or acting in concert with Parent or any of Parent's Affiliates, which Acquisition Proposal has not been withdrawn and (z) within six months of such termination the Company enters into a definitive agreement with respect to any alternative Acquisition Proposal; or

    (iii)  Parent terminates this Agreement pursuant to Section 8.01(c); or

    (iv)   Parent terminates this Agreement pursuant to Section 8.01(d); or

    (v)    The Company terminates this Agreement pursuant to Section
           8.01(e).

  The Company Break-Up Fee shall be paid within three (3) business days after a termination by Parent pursuant to Section 8.01(c) or 8.01(d) or a termination by the Company pursuant to Section 8.01(e); and in the case of the events specified in clause (i) or clause (ii) of this Section 6.06(b) shall be made within three business days of the execution of such definitive agreement.

   Section 6.07. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law (including foreign regulations relating to competition), court process or by obligations pursuant to any listing agreement with any national securities exchange.

   Section 6.08. Actions Respecting Commitment Letters; Financing.

     (a) Parent and Sub shall use commercially reasonable efforts to perform all obligations required to be performed by them in accordance with and pursuant to the Commitment Letter and shall not amend, terminate or waive any provisions under such Commitment Letter without the Company's consent if the effect thereof would be reasonably likely to prevent or materially delay the consummation of the transactions contemplated hereby.

     (b) Parent and Sub shall use their commercially reasonable efforts to obtain the financing on the terms set forth in the Commitment Letter; provided, however, that in the event that the sources of debt financing identified in the Commitment Letter indicate that they are not willing to consummate the financing, Parent and Sub shall use commercially reasonable efforts to obtain substitute financing with other nationally recognized financial institutions ("Substitute Financing"), provided that such Substitute Financing is not on terms materially more burdensome to Parent and Sub. Parent and Sub shall from time to time provide such information as the Company may reasonably request regarding the status of the financing of the Merger and related negotiations.

     (c) Parent and Sub shall provide prompt written notice to the Company of the receipt of notification by the contemplated lender(s) under the Commitment Letter or in connection with any Substitute Financing, of its or their unwillingness or intended unwillingness to provide the financing described in the Commitment Letter and, in each case, the stated reasons therefor, if known (such written notice to be provided as promptly as practicable and, in any event, within one business day of Parent or Sub becoming aware of such event).

     (d) Except as set forth in Schedule 6.08 or in the ordinary course of business, Parent and Sub shall not, at any time prior to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, directly or indirectly: (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) purchase, redeem or otherwise acquire any shares of capital stock of Parent or Sub or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, (iii) create or contribute cash or other property to any subsidiary, (iv) make any loans to or investments in any Person (other than the acquisition of shares of the Company through the transactions contemplated hereby) or (v) make any other payments or distributions of cash or other property to any of its Affiliates.

     (e) Company shall provide all information reasonably requested by Parent or Sub in connection with the financing to be supplied pursuant to the Commitment Letter.

   Section 6.09. Rights Agreement. The Company Board shall take all action requested in writing by Parent in order to render the Company Rights inapplicable to the transactions contemplated hereby. Except as approved in writing by Parent, the Company Board shall not (i) amend the Company Rights Agreement, (ii) redeem the Company Rights or (iii) take any action with respect to, or make any determination under, the Company Rights Agreement, in each case in a manner adverse to Parent or Sub.

   Section 6.10. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement or the transactions contemplated hereby; provided, however, that Parent shall have the right to prevent the Company from entering into any such settlement without Parent's consent, which consent shall not be unreasonably withheld or delayed, if Parent agrees to indemnify the Company and each director of the Company for the amount of its, his or her liability, if any, arising from the underlying claim, net of any insurance proceeds received by such Person, that is in excess of the amount for which such Person would have been liable under such settlement.

   Section 6.11. Lease Termination. The Company shall exercise its termination rights under certain leases of real property as set forth in Section 6.11 of the Company Disclosure Schedule.

                                  ARTICLE VII

                             Conditions Precedent

   Section 7.01. Conditions to Each Party's Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or express written waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

     (b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act, if the HSR Act is applicable, shall have been terminated or shall have expired. Any consents, approvals and filings under any other foreign antitrust Law the absence of which would prohibit the consummation of Merger, shall have been obtained or made.

     (c) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

   Section 7.02. Conditions Precedent to Parent's and Sub's Obligations. Parent and Sub shall be obligated to effect the Merger only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by Parent:

     (a) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty other than representations and warranties contained in Section 3.20 and the first sentence of each of Section 3.18 and 3.19, which shall be true and correct as written) as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, except for any representations and warranties that address matters only as of a particular date (which shall remain true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of such date); and the Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company to such effect.

     (b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and the Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company to such effect.

     (c) Absence of Material Adverse Changes. There shall not have occurred any change in the business, assets, financial condition or results of operations of Company or any of its Subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (d) Financing. The financing contemplated in the Commitment Letter, or the Substitute Financing, shall have been consummated.

     (e) Demand for Payment. The Company shall have made demand for payment under the Promissory Note dated April 18, 2000 by G. Drew Conway in the principal amount of $1,860,000, such demand to require payment on or before the Closing. If elected by G. Drew Conway in writing such payment may be made by reducing the amount to be received pursuant to Section 2.01(c) hereof with respect to shares of Company Common Stock held by him.

   Section 7.03. Conditions to Obligation of Company. Company shall be obligated to effect the Merger only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by Company:

     (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, except for any representations and warranties that address matters only as of a particular date (which shall remain true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of such date); and the Company shall have received a certificate signed on behalf of the Parent by a duly authorized officer of the Parent to such effect.

     (b) Performance of Obligations of Parent and Sub. Parent and Sub shall each have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Parent by a duly authorized officer of the Parent to such effect.

                                  ARTICLE VIII

                       Termination, Amendment and Waiver

   Section 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Company Stockholder Approval:

    (a)    by mutual written consent of Parent, Sub and the Company;

    (b)    by either Parent or the Company:

    (i) if the Merger is not consummated on or before December 31, 2001, provided however, that if the Proxy Statement is selected for review by the staff of the SEC, such date shall be extended until February 28, 2002, provided that this extension shall not be available to a party that is not in compliance with Section 6.01(a);

    (ii) if any Governmental Entity shall have issued an order, decree or ruling or takes any other action enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

    (iii) if the stockholders of the Company shall fail to approve this Agreement and the Merger at the Company Stockholders Meeting;

     (c) by Parent, if (i) the representations and warranties of the Company set forth in this Agreement are not true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representations and warranties) as of the date hereof (or, in the case of any representations and warranties that address matters only as of a particular date other than the date hereof, as of such other specified date) and such misrepresentations cannot be or have not been cured within the 30 day period (or such longer period as may be expressly permitted by Parent) following the giving by Parent of written notice to the Company of such breach or (ii) the Company violates or fails to perform in any material respect its covenants contained in Section 5.02, which breach or failure to perform cannot be or has not been cured within the 30 day period (or such longer period as may be expressly permitted by Parent) following the giving by Parent of written notice to the Company of such violation or breach or (iii) the Company violates or fails to perform in any material respect any of its other covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02(b) and cannot be or has not been cured within the 30 day period (or such longer period as may be expressly permitted by Parent) following the giving by Parent of written notice to the Company of such violation or breach;

     (d) by Parent, if the Company Board/Special Committee (i) withdraws or modifies in a manner adverse to Parent or Sub, or publicly resolves to withdraw or modify in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement or the Merger, (ii) fails to recommend to the Company's stockholders that they approve the Merger and give the Company Stockholder Approval, (iii) publicly approves or recommends, or resolves to approve or recommend, any alternative Acquisition Proposal or
  (iv) in violation of the provisions of Section 6.01(b), fails to reconfirm the recommendation referred to in clause (ii) above if requested in accordance with the applicable provisions of Section 6.01(b), or fails to publicly announce (in accordance with the applicable provisions of Section 6.01(b)) that the Company Board/Special Committee is not recommending any alternative Acquisition Proposal;

         (e)    by the Company pursuant to Section 5.02;

         (f) by the Company, if either (i) the representations and warranties of Parent and Sub set forth in this Agreement are not true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representations and warranties) as of the date hereof (or, in the case of any representations and warranties that address matters only as of a particular date other than the date hereof, as of such other specified date) and such misrepresentations cannot be or have not been cured within the 30 day period (or such longer period as may be expressly permitted by the

  Company) following the giving by the Company of written notice to Parent of such breach or (ii) Parent or Sub violates or fails to perform in any material respect any of their covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.03(b) and cannot be or has not been cured within the 30 day period (or such longer period as may be expressly permitted by the Company) following the giving by the Company of written notice to Parent of such violation or breach; or

     (g) by either the Company or Parent if any of the events specified in
  Section 6.08(c) occurs and notwithstanding the commercially reasonable efforts of Parent and Sub to secure Substitute Financing as contemplated by
  Section 6.08(b) Parent and Sub are not able to obtain such Substitute Financing within thirty (30) days of delivery of notice pursuant to Section 6.08(c).

   Section 8.02. Procedure and Effect of Termination. In the event of the termination of this Agreement by Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect other than
Section 3.14(a), Section 4.06, the confidentiality provisions contained in
Section 6.02, Section 6.06, this Section 8.02 and Article IX, which provisions shall survive such termination, and all obligations of the parties hereunder (other than pursuant to such enumerated provisions) shall terminate without any liability or obligation on the part of Parent, Sub or the Company, to any party, except that such termination will not affect the respective rights or obligations of the parties with respect to any breach of any representation, warranty or covenant set forth in this Agreement prior to such termination.

   Section 8.03. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Agreement may be so amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders; and provided, further, that after this Agreement is adopted by the Company's stockholders, no such amendment or modification shall be made that reduces the amount or changes the form of Merger Consideration or otherwise materially and adversely affects the rights of the Company's stockholders hereunder, without the further approval of such stockholders.

   Section 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

   Section 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement, an amendment of this Agreement pursuant to
Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                   ARTICLE IX

                               General Provisions

   Section 9.01. Nonsurvival of Representations and Warranties. Except as provided in the last sentence of this Section 9.01, none of the representations, warranties and covenants in this Agreement (including any rights arising out of any breach of such representations, warranties and covenants) or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 (including any rights arising out of any breach of such representations and warranties) shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

   Section 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) seven days after mailing by certified mail, (ii) when delivered by hand, (iii) upon confirmation of receipt by telecopy or (iv) one business day after sending by overnight delivery service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) If to Company:
      Renaissance Worldwide, Inc.
      52 Second Avenue
      Waltham, MA 02451
      Attention: Chief Financial Officer
      Telecopy: (781) 290-3913

      With a copy to:

      Ropes & Gray
      One International Place
      Boston, MA 02110-2624
      Attention: Keith F. Higgins, Esq.
      Telecopy: (617) 951-7050

    (b) If to Parent or Sub:

      Aquent, Inc.
      711 Boylston Street
      Boston, MA 02116
      Telecopy: (617) 535-5004

      With copies to:

      Hale and Dorr
      60 State Street
      Boston, MA 02109
      Attention:  Jay E. Bothwick, Esq.
      Telecopy: (617) 526-5000

   Section 9.03. Definitions. For purposes of this Agreement:

   An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used in this definition the term "control" (including the terms "controlled by" and "under common control with") means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

   A "Company Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, assets, financial condition, or results of operations of the Company and the Company Subsidiaries, or that materially and adversely affects the ability of the Company to perform its obligations under this Agreement and consummate the transactions contemplated hereby; provided however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Company Material Adverse
Effect: (a) any change in the market price or trading volume of Company's stock after the date hereof, (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the transactions contemplated hereby (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which Company participates, the economy of the United States as a whole or foreign economies in any locations where the Company or any Company Subsidiary has material operations or sales which does not have a disproportionate effect on the Company and its Subsidiaries, (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of any action required by, this Agreement, or (e) any adverse change, effect, event, occurrence, state of facts or development arising from any action taken by Parent, Sub or any of their respective directors, officers, employees, agents or Affiliates.

   A "Person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

   A "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

   "To the Knowledge" of any specified corporation means to the actual knowledge of any current director or executive officer of such corporation.

   Section 9.04. Definitions Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

     Term                                                         Definition
     ----                                                        ------------
     "Affiliate"................................................ Section 9.03
     "Agreement"................................................ Preamble
     "Appraisal Provisions"..................................... Section 2.01(d)
     "Appraisal Shares"......................................... Section 2.01(d)
     "Acquisition Proposal"..................................... Section 5.02(a)
     "Articles of Merger"....................................... Section 1.03
     "BCL"...................................................... Section 1.03
     "Buyer Disclosure Schedules"............................... Article IV
     "Certificates"............................................. Section 2.02(b)
     "Closing".................................................. Section 1.02
     "Closing Date"............................................. Section 1.04
     "Code"..................................................... Section 3.10(b)
     "Commitment Letter"........................................ Section 4.07
     "Company".................................................. Preamble
     "Company Acquisition Agreement"............................ Section 5.02(b)
     "Company Benefit Plans".................................... Section 3.10(a)
     "Company Board"............................................ Section 3.04(b)
     "Company Break-Up Fees".................................... Section 6.06(b)
     "Company By-laws".......................................... Section 3.01
     "Company Capital Stock".................................... Section 3.03
     "Company Charter".......................................... Section 3.01
     "Company Common Stock"..................................... Preamble
     "Company Disclosure Schedule".............................. Article III
     "Company Intellectual Property Rights"..................... Section 3.13(b)
     "Company Material Adverse Effect".......................... Section 9.03

     Term                                                          Definition
     ----                                                        --------------
     "Company Notice"........................................... Section 5.02(c)
     "Company Rights"........................................... Section 3.03
     "Company Rights Agreement"................................. Section 3.03
     "Company SEC Documents".................................... Section 3.06
     "Company Stock Options".................................... Section 3.03
     "Company Stock Option Plan"................................ Section 3.16
     "Company Stock Purchase Plan".............................. Section 3.16
     "Company Stockholder Approval"............................. Section 3.04(c)
     "Company Stockholders Meeting"............................. Section 6.01(b)
     "Company Subsidiaries"..................................... Section 3.01
     "Consent".................................................. Section 3.05(b)
     "Contract"................................................. Section 3.05(a)
     "Effective Time"........................................... Section 1.05
     "ERISA".................................................... Section 3.10(a)
     "Exchange Act"............................................. Section 3.06
     "Exchange Fund"............................................ Section 2.02(a)
     "Filed Company SEC Documents".............................. Section 3.08
     "Financing"................................................ Section 4.07
     "GAAP"..................................................... Section 3.06
     "Governmental Entity"...................................... Section 3.05(b)
     "HSR Act".................................................. Section 3.05(b)
     "June 1 Merger Agreement".................................. Section 3.04(d)
     "Judgment"................................................. Section 3.05(a)
     "Law"...................................................... Section 3.05(a)
     "Leases"................................................... Section 3.18
     "Liens".................................................... Section 3.02
     "Maximum Premium".......................................... Section 6.05(b)
     "Merger"................................................... Preamble
     "Merger Consideration"..................................... Section 2.01(c)
     "Parent"................................................... Preamble
     "Parent Material Adverse Effect"........................... Section 4.01
     "Paying Agent"............................................. Section 2.02(a)
     "Person"................................................... Section 9.03
     "Proxy Statement".......................................... Section 3.05(b)
     "SEC"...................................................... Section 3.05(b)
     "Securities Act"........................................... Section 3.06
     "Series A Preferred Stock"................................. Section 3.03
     "Special Committee"........................................ Recitals
     "Sub"...................................................... Preamble
     "Subsidiary"............................................... Section 9.03
     "Substitute Financing"..................................... Section 6.08(b)
     "Superior Proposal"........................................ Section 5.02(b)
     "Surviving Corporation".................................... Section 1.01
     "Tax Return"............................................... Section 3.09(d)
     "Taxes".................................................... Section 3.09(d)
     "Third-Party Intellectual Property Rights"................. Section 3.13(b)
     "To the Knowledge"......................................... Section 9.03
     "Voting Company Debt"...................................... Section 3.03

   Section 9.05. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

   Section 9.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

   Section 9.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   Section 9.08. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Schedule, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated hereby and (b) except for the provisions of Article II, Section
6.04 and Section 6.05, is not intended to confer upon any Person other than the parties any rights or remedies.

   Section 9.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

   Section 9.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

   Section 9.11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Massachusetts state court or any Federal court located in The Commonwealth of Massachusetts, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the Personal jurisdiction of any Massachusetts state court or any Federal court located in The Commonwealth of Massachusetts in the event any dispute arises out of this Agreement or any transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such Personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transactions contemplated hereby in any court other than any Massachusetts state court or any Federal court sitting in The Commonwealth of Massachusetts and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transactions contemplated hereby.

   Section 9.12. Consents. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in Sections 8.04 and 8.05. Sub hereby agrees that any consent or waiver of compliance given by Parent hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not.

   Section 9.13. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   Section 9.14. Parent Guarantee.

     (a) Parent hereby agrees to cause Sub and the Surviving Corporation to perform in full all of their obligations (including, without limitation, the obligation to pay any amounts due pursuant to this Agreement). The Parent hereby further unconditionally guarantees the full and punctual payment of all amounts payable by Sub or the Surviving Corporation under this Agreement. Upon failure by Sub or the Surviving Corporation to pay punctually any such amount, Parent shall forthwith on demand pay the amount not so paid.

     (b) The obligations of the Parent hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by any change in the corporate existence, structure or ownership of Sub or the Surviving Corporation, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Sub or the Surviving Corporation or their assets or any resulting release or discharge of any obligation of the Sub or the Surviving Corporation contained in this Agreement.

     (c) The Parent irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person or entity against the Sub or the Surviving Corporation or any other person or entity.

   IN WITNESS WHEREOF, Parent, Sub and Company have caused this Agreement and Plan of Merger to be executed as an instrument under seal as of the date first written above by their respective officers thereunto duly authorized.

                                          Aquent, Inc.


                                          By: _________________________________
                                            Name:
                                            Title:

                                          Jetelectro Acquisition Corp.


                                          By: _________________________________
                                            Name:
                                            Title:

                                          Renaissance Worldwide, INC.


                                          By: _________________________________
                                            Name:
                                            Title: